Exhibit 10.1

                                                               As of May 1, 2004

Dear Avi:

Reference is made to the Employment Agreement between Toy Biz, Inc., now known as Marvel Enterprises, Inc.("Marvel") and you ("Executive") dated as of September 30, 1998 (the "Employment Agreement"), as amended by letter agreements dated January 3, 2001 and December 9, 2002. All terms defined in the Employment Agreement shall have the same meaning as set forth therein.

In consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Marvel and Executive hereby agree that the Employment Agreement is amended effective May 1, 2004 in the following respects:

1. The Term is hereby amended by extending the expiration date from December 31, 2004 until December 31, 2007.

2. Section 3.2 of the Employment Agreement ("Bonus") is hereby amended by deleting the sentence (added pursuant to the December 9, 2002 amendment referred to above), "Executive's target bonus amount shall be $250,000" and by adding the following sentence in its place: "Executive's target bonus amount shall be $612,500 per year."

3. Section 4.4 is hereby deleted. Subsequent sections of the Employment Agreement shall not, however, be deemed to have been correspondingly renumbered. All references in the Employment Agreement to termination by Marvel pursuant to Section 4.4 of the Employment Agreement are deemed deleted. All references in the Employment Agreement to termination by Executive pursuant to Section 4.4 are deemed, instead, to refer to termination by Executive in breach of the Employment Agreement.

4.   The following Section 4.7 shall be added to the Agreement:

     4.7 Equitable Relief for Breach. Executive acknowledges that the services to be rendered by Executive under the terms of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a material breach by Executive of any of the provisions contained in this Agreement will cause the Company great and irreparable injury and damage. Executive acknowledges that the Company shall be entitled, in addition to any other remedies it may have at law, to seek the remedies of injunction, specific performance, and other equitable relief for any breach of this Agreement by Executive. This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages, or otherwise.

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5.   Any  controversy  or claim  arising out of or  relating  to the  Employment
     Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Executive's
     employment  or   termination   thereof,   shall  be  submitted  to  binding
     arbitration  administered  by JAMS pursuant to its  Employment  Arbitration
     Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The arbitration shall be held in Los Angeles County, California. Judgment on the arbitration award may be entered in any court having jurisdiction. Notwithstanding the foregoing, Company shall have the right to obtain injunctive relieve against Executive from an appropriate court as provided in Sections 4.7 and 5.3.1 of the Employment Agreement.

6. Executive may enter into an agreement with any motion-picture studio containing such terms as are reasonably acceptable to Marvel, pursuant to which Executive will be compensated by such studio for serving as a producer on certain motion pictures. Executive shall be permitted to retain 50% of all compensation received by Executive under such an agreement, including payments received as a gross or adjusted gross participation, up to a maximum of $1 million for each motion picture. All other compensation received by Executive shall be promptly paid over to Marvel by Executive. Marvel shall have the right to audit Executive's records in order to verify the amounts received by Executive under such agreements.

7. If Marvel or any of its affiliates independently produces a motion picture with third-party, non-recourse financing and Executive continues to be employed at the time the motion picture (including post-production) is completed, Executive shall be entitled to a fee of $1 million for each such motion picture upon release of the motion picture to the public or when that fee is paid out of the production budget, whichever is earlier. If
     Executive is employed by Marvel at the time the motion picture is completed, Executive shall be entitled to receive that fee whether or not Executive is employed by Marvel at the time of payment.

8. Executive shall receive 500,000 options to purchase shares (the "Shares") of the common stock, par value $.01 per share ("Common Stock"), of the Company pursuant to the terms of the Marvel Enterprises, Inc. 1998 Stock Incentive Plan (the "Stock Option Plan") and related Stock Option Agreement subject to the terms and conditions approved by the committee of the Board of Directors of the Company which administers the Stock Option Plan. The options shall be scheduled to vest as to one-third of the Shares on each of the first, second and third anniversaries of the date they are granted, shall vest as to all of the Shares upon a Third Party Change in Control and shall be subject to all other terms and conditions of the Stock Option Plan and the related Stock Option Agreement between the Company and the Executive. In the event of any conflict between this Agreement and the Stock Option Plan or the related Stock Option Agreement, or any ambiguity in any such agreements, the Stock Option Plan and the related Stock Option Agreement shall control.

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Except as otherwise expressly hereinabove provided,  the terms and conditions of the Employment Agreement shall remain in full force and effect.

If the foregoing accurately reflects your understanding of our agreement, please indicate by signing in the appropriate place below.

                                                     Very truly yours,


                                                     /s/ Allen S. Lipson
                                                     -------------------------
                                                     Allen S. Lipson
                                                     President & CEO




Agreed and Accepted:


/s/ Avi Arad
-----------------------
Avi Arad
May 4, 2004







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